As filed with the Securities and Exchange Commission on February 7, 2018

REGISTRATION NO. 333 ‑

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S‑8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MYRIAD GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-0494517
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

320 Wakara Way

Salt Lake City, Utah 84108

(Address of Principal Executive Offices) (Zip Code)

MYRIAD GENETICS, INC. 2017 EMPLOYEE, DIRECTOR AND

CONSULTANT EQUITY INCENTIVE PLAN

(Full title of the plan)

MARK C. CAPONE

PRESIDENT AND CHIEF EXECUTIVE OFFICER

MYRIAD GENETICS, INC.

320 Wakara Way

Salt Lake City, Utah 84108

(801) 584-3600

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[X]	Accelerated filer	[ ]
Non-accelerated filer	[ ] (Do not check if smaller reporting company)	Smaller reporting company	[ ]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.01 par value	25,524	$31.88	$813,705.12	$101.31
	1,400,000	$31.88	$44,632,000.00	$5,556.68
Total:	1,425,524		$45,438,577.50	$5,657.99

(1)

The number of shares of common stock, par value $.01 per share (“Common Stock”), stated above consists of (i) 25,524 additional shares of Common Stock which may hereafter be issued under the Myriad Genetics, Inc. 2017 Employee, Director and Consultant Equity Incentive Plan (the “2017 Plan”), that have been carried over from the 2003 Employee, Director and Consultant Stock Option Plan, as amended, and the 2010 Employee, Director and Consultant Equity Incentive Plan, as amended; and (ii) 1,400,000 shares of Common Stock which may hereafter be issued under the 2017 Plan. The maximum number of shares which may be sold under the Plan is subject to adjustment in accordance with certain anti‑dilution and other provisions of the Plan.  Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti‑dilution and other provisions.

(2)

This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act.  The fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on The Nasdaq Global Select Market as of a date (February 2, 2017) within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 hereby registers 1,425,524 shares of Common Stock for issuance under the Myriad Genetics, Inc. 2017 Employee, Director and Consultant Equity Incentive Plan (the “2017 Plan”).  On November 30, 2017, the stockholders of Myriad Genetics, Inc. (the “Registrant,” “we,” “us,” or “our”) approved the adoption of the 2017 Plan for the issuance of up to 1,400,000 shares of Common Stock pursuant to grants of restricted stock awards and restricted stock unit awards to employees, including the Registrant’s executive officers, consultants, and directors. The 2017 Plan also allows for the issuance of shares of Common Stock that are represented by options previously granted under the Registrant’s 2003 Employee, Director and Consultant Stock Option Plan, as amended (the “2003 Plan”), and awards previously granted under the Registrant’s 2010 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2010 Plan”), that are forfeited, expire or are cancelled without delivery of shares of Common Stock on or after November 30, 2017. We are registering 25,524 shares of Common Stock that have been carried over from the 2003 Plan and the 2010 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the 2017 Plan.  The documents containing the information specified in Part I will be delivered to the participants in the 2017 Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 filed with the Commission on August 9, 2017;

(b)	our Definitive Proxy Statement on Schedule 14A filed on October 12, 2017, as supplemented on October 12, 2017 (other than any portions thereof deemed furnished and not filed);

(c)

our Quarterly Reports on Form 10-Q for the quarter ended September 30, 2017, filed with the Commission on November 8, 2017, and for the quarter ended December 31, 2017, filed with the Commission on February 7, 2018;

(d)	our Current Reports on Form 8-K as filed with the Commission on November 7, 2017 and December 1, 2017 (other than any portions thereof deemed furnished and not filed); and

(e)

the description of our Common Stock contained in the registration statement on Form 8-A registering our Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was filed with the Commission on August 17, 1995, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe the person’s conduct was unlawful.

Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under similar standards, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

In addition, our Restated Certificate of Incorporation, as amended, and our Restated By-Laws provide for indemnification of and advancement of expenses to our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. The Restated Certificate of Incorporation, as amended, and the Restated By-Laws also permit the Board of Directors to authorize us to purchase and maintain insurance against liabilities asserted against any of our directors, officers, employees or agents arising out of their capacity as such, and we have purchased such insurance.

We have also entered into indemnification agreements with our directors and certain of our officers and key employees. These agreements provide each indemnitee with more comprehensive indemnification and advancement rights than are provided by us in our Restated Certificate of Incorporation, as amended, and our Restated By-Laws in certain circumstances and contain presumptions and procedures designed to ensure that the indemnification and advancement rights granted to each indemnitee in these agreements will be provided on a timely basis. Each agreement provides that our obligations under the agreement will continue during the time the indemnitee serves the Company and continues thereafter so long as the indemnitee is subject to any possible proceeding by reason of the indemnitee’s service to the Company.

Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers, or controlling persons pursuant to our Restated Certificate of Incorporation, as amended, our Restated By-laws, indemnification agreements we have entered with these persons and the Delaware General Corporation Law, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

As permitted by the Delaware General Corporation Law, our Restated Certificate of Incorporation, as amended, provides that our directors shall not be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Item
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 10-K filed with the Securities and Exchange Commission on August 15, 2011).
4.2	Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-K filed with the Securities and Exchange Commission on August 15, 2011).
4.3	Restated By-Laws (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 24, 2014).
4.4

Myriad Genetics, Inc. 2017 Employee, Director and Consultant Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2017).

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (contained in Exhibit 5.1 hereto).
24.1*	Powers of Attorney (included in the signature page of this registration statement).

* Filed herewith.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to

Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on February 7, 2018.

MYRIAD GENETICS, INC.
By	/s/ Mark C. Capone
Mark C. Capone
President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Mark C. Capone and R. Bryan Riggsbee, and each of them singly, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him/her and in his/her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Myriad Genetics, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Mark C. Capone	President and Chief Executive	February 7, 2018
	Mark C. Capone	Officer and Director
(principal executive officer)

By:	/s/ R. Bryan Riggsbee	Chief Financial Officer	February 7, 2018
	R. Bryan Riggsbee	(principal financial and
accounting officer)

By:	/s/ John T. Henderson	Chairman of the Board	February 7, 2018
John T. Henderson, M.D.

By:	/s/ Walter Gilbert	Vice Chairman of the Board	February 7, 2018
Walter Gilbert, Ph.D.

By:	/s/ Lawrence C. Best	Director	February 7, 2018
Lawrence C. Best

By:	/s/ Dennis H. Langer	Director	February 7, 2018
Dennis H. Langer, M.D., J.D.

By:	/s/ S. Louise Phanstiel	Director	February 7, 2018
S. Louise Phanstiel

By:	/s/ Heiner Dreismann	Director	February 7, 2018
Heiner Dreismann, Ph.D.